EXHIBIT 2

                           Second Lock-Up Agreement

                                             January 25, 1995

     National Steel Corporation
     4100 Edison Lakes Parkway
     Mishawaka, IN  46545

     J.P. Morgan Securities Inc.
     PaineWebber Incorporated
     Salomon Brothers Inc
       as representatives of the
       Underwriters referred
       to below
     c/o J.P. Morgan Securities Inc.
       80 Wall Street
       New York, NY  10260

     Dear Sirs:

                    The undersigned understands that J.P. Morgan
          Securities Inc., PaineWebber Incorporated and Salomon Brothers Inc., as representatives (the "Representatives") of the several underwriters (the "Underwriters") have entered into an Underwriting Agreement with National Steel Corporation (the "Company"), providing for the public offering by the Underwriters (the "Offering"), including the Representatives, of Class B Common Stock of the Company.

                    In consideration of the Underwriters' agreement to purchase and undertake the Offering of the Company's Class B Common Stock and as a condition to the closing of such purchase, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of J.P. Morgan Securities Inc., the undersigned will not offer, sell, contract to sell, or otherwise dispose of any shares of common stock of the Company (including, without limitation, shares of Class A Common Stock of the Company and Class B Common Stock of the Company which may be deemed to be beneficially owned by the undersigned in accordance with Regulation 13D under the rules and regulations of the Securities and Exchange Commission and shares of common stock which may be issued upon exercise of a stock option or warrant) or any securities convertible into or exercisable or exchangeable for such common stock, until 90 days after the date of the prospectus relating to the Offering.

                    In addition, the undersigned agrees that the Company may, and that the undersigned will, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company.

                    The undersigned understands that the Company, the Underwriters and the Representatives will proceed with the closing of the Offering in reliance on this Lock-up
          Agreement.

                    The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. Any obligations of the undersigned hereunder shall be binding upon the successors and assignees of the undersigned.

                                             Very truly yours,

                                             NKK CORPORATION

                                             By: /s/ Yoichi Shimogaichi
                                                 Executive Vice President

                                             NKK U.S.A. CORPORATION

                                             By: /s/ Yoshitaka Fujitani
                                                 President